FOR IMMEDIATE RELEASE
          NOVEMBER 4, 1996

                                             Contact:  Robert C. Fort
                                             (757) 629-2714

          NORFOLK, VA -- Norfolk Southern announced today that it is having discussions with CSX about their respective offers for Conrail. A Norfolk Southern spokesman said that the basis for NS's participation in these discussions is its commitment to provide strong competitive service in the East for rail customers.

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